APARTMENT HOUSING OF
                               EAST BREWTON, LTD.

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                                TABLE OF CONTENTS

                           DECEMBER 31, 2004 AND 2003


                                                                            Page
                                                                            ----

Independent Auditors' Report                                                   1

Financial Statements

     Balance Sheets                                                            2

     Statements of Operations and Comprehensive Income                         4

     Statements of Partners' Capital                                           5

     Statements of Cash Flows                                                  6

Notes to Financial Statements                                                  7

Supplemental Information                                                      11

                           GRANBERRY & ASSOCIATES, LLC
                          Certified Public Accountants

Michelle M. Granberry, CPA                                    P.O. Box 3196
  Kellie B. Blackmon, CPA                                 Auburn, AL 36831-3196
        MEMBER                                            Phone: (334) 741-1050
American Institute of CPAs                                 Fax. (334) 741-1059
Alabama Society of CPAs                                    www.granberrycpa.com


                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Apartment Housing of East Brewton, Ltd.

We have audited the accompanying balance sheets of Apartment Housing of East Brewton, Ltd. (an Alabama limited partnership) as of December 31, 2004 and 2003, and the related statements of operations and comprehensive income, partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of Apartment Housing of East Brewton, Ltd.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apartment Housing of East Brewton, Ltd. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on page 11 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Granberry & Associates, LLC
January 19, 2005

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 2004 AND 2003


                                                            2004           2003
                                                        -----------    -----------
        ASSETS

Current Assets
    Cash                                                $     9,399    $     2,945
    Accounts Receivable - Tenant                              1,221          1,550
    Prepaid Insurance                                         1,322          1,322
    Other Receivable                                         56,950             --
                                                        -----------    -----------
        Total Current Assets                                 68,892          5,817
                                                        -----------    -----------

Restricted Deposits and Funded Reserves
    Taxes and Insurance                                         760          3,651
    Replacement Reserve                                      44,528         40,288
    Security Deposits                                        11,582         12,081
    Owner Financed Rental Assistance                             --          1,928
                                                        -----------    -----------
        Total Restricted Deposits and Funded Reserves        56,870         57,948
                                                        -----------    -----------

Property and Equipment
    Land                                                     69,000         69,000
    Buildings and Improvements                            2,185,247      2,185,247
    Furniture, Fixtures and Equipment                        99,454         92,648
                                                        -----------    -----------
                                                          2,353,701      2,346,895
    Less Accumulated Depreciation                          (492,347)      (417,315)
                                                        -----------    -----------
        Total Property and Equipment                      1,861,354      1,929,580
                                                        -----------    -----------

Other Assets
    Deposits                                                     75             75
                                                        -----------    -----------

        TOTAL ASSETS                                    $ 1,987,191    $ 1,993,420
                                                        ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                                       2

                                                         2004           2003
                                                     -----------    -----------

        LIABILITIES AND EQUITY

Current Liabilities
    Accounts Payable                                 $     8,181    $    15,398
    Deferred Revenue                                      65,350          1,200
    Security Deposits Payable                             10,070          9,115
    Tenant Overage Payable                                   159             --
    Payroll Taxes Payable                                    548            646
    Accrued Interest Payable                              27,303         22,396
    Accrued Partner Fees                                     750            500
    Accrued Property Taxes Payable                         4,245          3,356
    Current Maturities of Mortgage Payable                 7,704          7,040
                                                     -----------    -----------
        Total Current Liabilities                        124,310         59,651
                                                     -----------    -----------

Long-Term Liabilities
    Mortgage Payable, net of current maturities        1,119,199      1,126,903
    Obligation Under Interest Rate Swap                   23,966         21,059
                                                     -----------    -----------
        Total Long-Term Liabilities                    1,143,165      1,147,962
                                                     -----------    -----------

        Total Liabilities                              1,267,475      1,207,613

Partners' Equity
    Partners' Capital                                    743,682        806,866
    Unrealized Loss on Cash Flow Hedge                   (23,966)       (21,059)
                                                     -----------    -----------
        Total Partners' Equity                           719,716        785,807
                                                     -----------    -----------

           TOTAL LIABILITIES AND EQUITY              $ 1,987,191    $ 1,993,420
                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.



                                       3

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                             2004          2003
                                                           ---------    ---------

Revenues
    Rental                                                 $ 127,614    $ 136,179
    Miscellaneous Charges                                      6,430        4,262
                                                           ---------    ---------
        Total Revenues                                       134,044      140,441
                                                           ---------    ---------

Operating Expenses
    Administrative                                            21,333       20,824
    Advertising                                                  188          200
    Bad Debt                                                   4,706       17,537
    Management Fees                                           11,346       10,285
    Repair and Maintenance                                    28,848       28,968
    Taxes and Insurance                                       35,468       30,217
    Utilities                                                  5,300        4,724
                                                           ---------    ---------
        Total Operating Expenses                             107,189      112,755
                                                           ---------    ---------

Income (Loss) from Operations                                 26,855       27,686

Partnership and Financial Income (Expense)
    Partnership Management Fees                                 (250)        (250)
    Forgiveness of Management Fees                             3,085           --
    Interest Income                                              209          275
    Interest Expense                                         (18,051)     (17,885)
                                                           ---------    ---------
        Total Partnership and Financial Income (Expense)     (15,007)     (17,860)
                                                           ---------    ---------

Income (Loss) from Operations before Depreciation             11,848        9,826

Depreciation                                                 (75,032)     (81,193)
                                                           ---------    ---------

Net Loss                                                     (63,184)     (71,367)
                                                           ---------    ---------

Other Comprehensive Income (Loss)
    Unrealized Gain (Loss) on cash flow hedge arising
    during the period                                         (2,907)      19,066
                                                           ---------    ---------
        Total Other Comprehensive Income (Loss)               (2,907)      19,066
                                                           ---------    ---------

Total Comprehensive Loss                                   $ (66,091)   $ (52,301)
                                                           =========    =========



   The accompanying notes are an integral part of these financial statements.


                                       4

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                         STATEMENTS OF PARTNERS' CAPITAL

                     YEARS ENDED DECEMBER 31, 2004 AND 2003


                                             General     Limited
                                            Partners     Partners       Total
                                            ---------    ---------    ---------

Partners' Capital, December 31, 2002        $   1,685    $ 876,548    $ 878,233

Net Loss                                         (714)     (70,653)     (71,367)
                                            ---------    ---------    ---------

Partners' Capital, December 31, 2003              971      805,895      806,866

Net Loss                                         (632)     (62,552)     (63,184)
                                            ---------    ---------    ---------

Partners' Capital, December 31, 2004        $     339    $ 743,343    $ 743,682
                                            =========    =========    =========


   The accompanying notes are an integral part of these financial statements.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                             2004        2003
                                                           --------    --------

Cash flows from operating activities
 Net Loss                                                  $(63,184)   $(71,367)
                                                           --------    --------
 Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation                                              75,032      81,193
   (Increase) Decrease in Accounts Rec. Tenants                 329         674
   (Increase) Decrease in Prepaid Insurances                     --          68
   (Increase) Decrease in Other Receivables                 (56,950)         --
   Increase (Decrease) in Accounts Payable                   (8,417)      4,723
   Increase (Decrease) in Security Deposits Payable             955       1,046
   Increase (Decrease) in Tenant Overage Payable                159        (200)
   Increase (Decrease) in Accrued Partners' Fees                250         250
   Increase (Decrease) in Payroll Taxes Payable                 (98)       (192)
   Increase (Decrease) in Accrued Interest                    4,907       4,691
   Increase (Decrease) in Accrued Property Taxes                889         (12)
   Increase (Decrease) in Deferred Revenue                   65,350          --
                                                           --------    --------
   Total adjustments                                         82,406      92,241
                                                           --------    --------
 Net cash provided (used) by operating activities            19,222      20,874
                                                           --------    --------

Cash flow from investing activities:
   Purchase of Fixed Assets                                  (6,806)     (4,375)
                                                           --------    --------
 Net cash provided (used) by investing activities            (6,806)     (4,375)
                                                           --------    --------

Cash flow from financing activities:
   Payment of Loan Principal                                 (7,040)     (6,573)
                                                           --------    --------
 Net cash provided (used) by financing activities            (7,040)     (6,573)
                                                           --------    --------

Net increase (decrease) in cash and equivalents               5,376       9,926
Cash and equivalents, beginning of year                      60,893      50,967
Cash and equivalents, end of year                          $ 66,269    $ 60,893
                                                           ========    ========

Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest expense                                         $ 13,027    $ 13,194
                                                           ========    ========


   The accompanying notes are an integral part of these financial statements.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         HISTORY - Apartment Housing of East Brewton, Ltd., an Alabama limited partnership, formed during June 1998. The partnership owns and operates a forty (40) unit apartment complex in East Brewton, Alabama for low and moderate income persons. Such projects are regulated by the Alabama Housing Finance Authority as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts. Construction was completed and the units were available for rental in February of 1999.

         BASIS OF ACCOUNTING - The financial statements are prepared on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when the liability is incurred.

         PROPERTY, EQUIPMENT AND RELATED DEPRECIATION - Property and equipment are stated at cost less accumulated depreciation as calculated under the straight-line and declining balance methods. The assets are being depreciated as follows:

                  Buildings                          40  years, straight-line
                  Furniture, fixtures,
                    and equipment                   5-7 years, declining balance

         INCOME TAXES - Items of income and loss pass through to the individual partners for both Federal and State income tax purposes; therefore, the financial statements reflect no tax liability or benefit. Modified accelerated cost recovery system (MACRS) is used for income tax reporting purposes.

         CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, cash includes cash investments with an initial maturity not in excess of ninety (90) days. Cash flows from interest rate swap hedging the company's mortgage payable are classified as interest paid in the statement of cash flows.

         ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         ADVERTISING - The partnership expenses the cost of advertising the first time the advertising activity takes place.


                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003


2.       RESTRICTED DEPOSITS AND FUNDED RESERVES

         Under the terms of the HOME Investment Partnership Program agreement the partnership is required to maintain these restricted accounts as follows:

         REPLACEMENT RESERVE - The partnership is to transfer monthly the amount of $833 until the account reaches a balance of $70,000. Any disbursements from this account are subject to the approval of Alabama Housing Finance Authority. At December 31, 2004 and 2003, this account was not properly funded.

         SECURITY DEPOSITS - A separate account is maintained for tenant security deposits as specified under Alabama law. At December 31, 2004 and 2003, this account is properly funded.

         TAXES AND INSURANCE - The partnership is to transfer monthly an amount estimating one-twelfth of the annual cost of real estate taxes and insurance. These expenditures are then to be paid from this account. In addition to escrowing taxes and insurance, the partnership also escrows funds for payment of various expenses such as accounting fees. All fees are paid quarterly except real estate taxes, which are paid annually. At December 31, 2004 and 2003, this account is properly funded.

3.       LONG-TERM DEBT

         Long-term debt is summarized as follows:
                                                                 2004           2003
                                                              -----------    -----------

         Mortgage note payable in monthly installments
         (including principal and interest at a variable
         rate of 1.75% per annum over LIBOR) to Compass
         Bank, secured by land, building, cash, receivables
         and income, maturing May 2019. The interest rate
         at 12/31/04 is 4.05625%                              $   205,903    $   212,943

         Mortgage note payable to Alabama's HOME Investment
         Partnership Program. No payment due until maturity
         in May 2019. Interest accrues annually at 1/2 of
         1% until maturity                                        921,000        921,000
                                                              -----------    -----------
                                                                1,126,903      1,133,943

         Less principal due within one year                        (7,704)        (7,040)
                                                              -----------    -----------

         Total long-term debt                                 $ 1,119,199    $ 1,126,903
                                                              ===========    ===========


                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003


3.       LONG-TERM DEBT - continued

         Principal payments due on long-term debt for the subsequent five years are as follows:

                            2005                             $    7,704
                            2006                                  8,373
                            2007                                  9,018
                            2008                                  9,930
                            2009                                 10,748
                            Thereafter                        1,081,130
                                                             ----------

                            Total                            $1,126,903
                                                             ==========

4. INTEREST RATE SWAP - On July 12, 2002, the partnership entered into an interest rate swap agreement with Compass Bank. The purpose of this agreement was to hedge cash flows against variable interest rates on their mortgage loan to Compass. The terms include a notional amount equal to the outstanding mortgage loan whereby the partnership pays a fixed rate of interest, 8.25%, and receives a variable rate of interest equal to 1.75% over LIBOR not less than 5.25% and expires May 1, 2019. The net payments are calculated and paid on a monthly basis. The carrying amount of the swap has been adjusted to its fair value at the end of the year, which because of changes in forecasted levels of LIBOR resulted in reporting a liability for the fair value of the future net payments forecasted under the swap. The liability is classified as non-current since management does not intend to settle it during 2004. Since the critical terms of the swap and the note are the same, the swap is assumed to be completely effective as a hedge, and none of the change in its fair value is included in income. Accordingly, all of the adjustment of the swap's carrying amount is reported as other comprehensive loss. Estimated net payments of $6,091 are expected to be reclassified into earnings within the next twelve months.

5.       RELATED PARTY TRANSACTIONS

         MANAGEMENT CONTRACTS - Apartment Services and Management, Inc., an affiliate of the general partners, managed the project during 2004 and 2003 pursuant to a contract approved by Alabama Housing Finance Authority. Management fees were $11,346 and $10,285 in 2004 and 2003, respectively. Unpaid management fees included in accounts payable were $6,428 and $13,370 at December 31, 2004 and 2003, respectively.

         CAPITAL IMPROVEMENTS - Southeast Maintenance, Inc., a corporation wholly owned by the general partner's son, provided various capital improvements during 2004 and 2003 totaling $5,640 and $2,015, respectively. Unpaid capital improvements included in accounts payable at December 31, 2004 and 2003 totaled $547 and $1,200, respectively.

         REPAIRS AND MAINTENANCE - Southeast Maintenance, Inc., a corporation wholly owned by the general partner's son, was paid $2,450 in 2004 for repairs related to Hurricane Ivan. The partnership received insurance monies to cover the cost of these repairs. See footnote 9. Also, Southeast Maintenance, Inc. provided various repairs and maintenance during 2004 and 2003 totaling $876 and $615, respectively.

                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003


6.       CURRENT VULNERABILITY DUE TO CERTAIN CIRCUMSTANCES

         The partnership's operations are concentrated in the low-income real estate market. In addition, the partnership operates in a heavily regulated environment. The operations of the partnership are subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, the state housing financing agency. Such administrative directives, rules and regulations are subject to change by federal and state agencies. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

7.       RECONCILIATION OF FINANCIAL TO TAXABLE LOSS

         A reconciliation of financial statement net loss to ordinary loss of the partnership, as reported on the partnership's information return, for the year ended December 31 is as follows:

                                                        2004             2003
                                                      ---------       ---------

         Financial statement net loss                 $ (63,184)      $ (71,367)
         Reconciling items:
              Financial statement depreciation           75,032          81,193
              Tax return depreciation                   (98,564)       (104,774)
                                                      ---------       ---------
         Partnership tax return ordinary loss         $ (86,716)      $ (94,948)
                                                      =========       =========

8.       COMMITMENTS AND CONTINGENCIES

         On December 31, 2004 and 2003, the partnership was contingently liable under a $37,412 standby letter of credit at SouthTrust Bank expiring September 2005 and 2004, respectively.

9.       HURRICANE DAMAGE

         During 2004, the apartment complex sustained damage as a result of Hurricane Ivan. The partnership received insurance proceeds in the amount of $10,850 to pay for the necessary repairs to the complex. At December 31, 2004, insurance proceeds in the amount of $56,950 are due to the complex and are recorded as other receivables. Also at December 31, 2004, $65,350 is recorded in deferred revenue and will be paid upon completion of repairs.


                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                            SUPPLEMENTAL INFORMATION

                     YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                               2004       2003
                                                              -------    -------
Administrative
    Bank Charges                                              $   210    $   166
    Consultant Fees                                               138         --
    Dues and Subscriptions                                        110        160
    Miscellaneous                                                  84        139
    Office Supplies & Postage                                   1,182      2,075
    Professional Fees                                           4,509      3,067
    Salaries - Office                                          12,557     13,015
    Telephone                                                   2,248      2,045
    Training Expense                                              295         --
    Travel & Entertainment Expense                                 --        157
                                                              -------    -------
         Total Administrative                                 $21,333    $20,824
                                                              =======    =======

Repairs & Maintenance
    Equipment Rental                                          $   803    $   498
    Maintenance Supplies                                        3,172        777
    Interior Paint & Decorating                                 2,557        406
    General Maintenance                                         4,020      5,408
    Grounds Maintenance                                         5,602      2,832
    Exterminating Services                                      1,148        927
    Reserve                                                       876      3,600
    Salaries - Maintenance                                     10,670     14,520
                                                              -------    -------
         Total Repairs & Maintenance                          $28,848    $28,968
                                                              =======    =======

Taxes & Insurance
    Property, Liability and Workmen's Comp. Insurance         $11,478    $11,646
    Medical Insurance                                           3,920      2,668
    Payroll Taxes                                               2,100      2,390
    Real Estate Taxes                                          17,870     13,413
    Other Taxes, Licenses, and Permits                            100        100
                                                              -------    -------
         Total Taxes & Insurance                              $35,468    $30,217
                                                              =======    =======

Utilities
    Electricity                                               $ 4,628    $ 4,116
    Water                                                         199        174
    Sewer                                                         128        112
    Miscellaneous                                                 345        322
                                                              -------    -------
         Total Utilities                                      $ 5,300    $ 4,724
                                                              =======    =======



                        See independent auditors' report.